Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and among Gage Johnson (“Executive”), Paramount Group, Inc. (the “Company”), Paramount Group Management LP. (the “Employer”), and Paramount Group Operating Partnership L.P. (“Paramount LP” and, together with the Employer, and the Company and its subsidiaries, the “Company Group”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS
RE: Separation Letter

WHEREAS, Executive was employed by the Employer;

WHEREAS, Executive, the Company Group and the Employer are parties to an Executive Severance Plan (the “Severance Plan”);

WHEREAS, Executive’s employment with the Employer was terminated, effective at approximately 5:00 pm May 15, 2025 (the “Separation Date”);

WHEREAS, as of the Separation Date, Executive’s termination has been classified as not for Cause as defined in the Severance Plan;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company Group and any of the Releasees (as defined below), and that the Company Group may have against Executive as outlined pursuant to Sections 5 and 6 below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company Group; and

WHEREAS, the Separation Benefits due to Executive under Section 3 of the Severance Plan are subject to Executive signing a separation agreement containing, among other provisions, a mutual release of claims, non-disparagement, non-compete, and non-solicit provisions;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

COVENANTS
1.
Recitals. The Recitals set forth above are expressly incorporated into this Agreement.
2.
Consideration. In exchange for Executive’s execution, delivery, and non-revocation of this Agreement, and further conditioned on his compliance with the terms of this Agreement and the Ongoing Obligations (as defined below), the Company Group shall provide Executive with (i) the severance payments provided under Section 3 of the Severance Plan, subject to the terms and conditions set forth therein, (ii) all rights with respect to Executive’s outstanding LTIP Units and non-qualified stock options under a termination of employment under the Second Amended and Restated Agreement of Limited Partnership of Paramount LP, including Exhibits B and C thereto, and the applicable award agreements issued thereunder, subject in each case to the terms and conditions set forth therein, and (iii) reimbursement of Executive’s monthly premiums for such continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of eighteen (18) months following the Separation Date

(“COBRA Continuation Coverage”). Schedule A hereto provides a summary of the severance payments and benefits and outstanding LTIP Units and non-qualified stock options (the “Separation Benefits”), which Executive acknowledges and agrees shall be in lieu of and are of greater value than any other payments or benefits to which Executive might have been entitled absent this Agreement.

3.
Benefits. Executive acknowledges and agrees that Executive’s participation in all Company Group benefits and incidents of employment, if Executive signs (and does not revoke) this Agreement) and accrual of bonuses and paid time off, will cease as of the Separation Date; provided, however that Executive’s health and dental insurance, life insurance and long term disability insurance, shall cease on the last day of the month in which the Separation Date occurs, subject to Executive’s COBRA Continuation Coverage as described above. Executive will otherwise refer to the separate information being provided regarding Executive’s options with respect to continuing certain benefit coverages.
4.
Payment of Salary and Receipt of All Benefits. Executive acknowledges and agrees that, other than the Separation Benefits, the Company Group has paid or provided, as applicable, all salary, wages, overtime, bonuses, accrued vacation/paid time off, premiums, leaves, disability benefits, severance, notice, outplacement costs, reimbursable expenses, commissions, incentive payments, equity incentives (including LTIP Units and non-qualified stock options), and any and all other benefits and compensation due to Executive as of the Effective Date.

Executive further acknowledges and agrees that Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave (including under the Family and Medical Leave Act, New York Disability Benefits Law, New York Paid Family Leave Benefits Law, New York State and City Safe and Sick Time laws, Families First Coronavirus Response Act, New York’s COVID-19 Paid Sick Leave Law or other similar leave laws) and has been provided and/or has not been denied any reasonable accommodations under the Americans with Disabilities Act or similar law.

5.
Release of Claims by Executive. In exchange for the consideration stated in Sections 2 and 3 of this Agreement, to which Executive acknowledges that he is otherwise not entitled in the absence of providing a release of claims, Executive, for himself, his heirs, his estate, executors, administrators, legal representatives, successors and assigns, releases and forever discharges the Company Group, their respective subsidiaries and affiliated companies and entities, predecessors, successors, and assigns, and, in their respective capacities as such, their respective shareholders, members, officers, directors, and employees (hereinafter collectively referred to as the “Released Parties”), of and from any and all manner of actions, causes of actions, claims, debts, dues, distributions, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, in contract or in tort, based upon public policy, under statute or at common law, whether now known or unknown, which Executive ever had, now has or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of their relationship to the date that Executive signs this Agreement, including without limitation any claims arising from, or in any way relating to, Executive’s employment relationship with the Employer and/or the termination of Executive’s employment with the Employer. The claims subject to this release include, but are not limited to, any and all actions in tort, contract and alleged discrimination of any kind and/or causes of action arising under any federal, state or local law, statute, regulation, or ordinance, including but not limited to all rights and claims under Title VII of the Civil Rights Act, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”), as amended; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Equal Pay Act; the Employment and Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the New York Executive Law; the New York City Human Rights Law; the New York State Human Rights Law; the Administrative Code of the City of New

York; New York state and city labor laws; the New York State and City Sick and Safe Leave laws; the New York Equal Pay Law; the New York Whistleblower Protection Law; the New York Disability Benefits Law; New York Paid Family Leave Benefits Law; New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers’ Compensation Law, the New Jersey Equal Pay Act, the New Jersey Security and Financial Empowerment Act, the New Jersey Temporary Disability-Benefits Law, the New Jersey Earned Sick Leave Law, the Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey Civil Union Act, and the New Jersey Smoking Law; and any rights or claims for attorneys’ fees or costs under these acts or any other federal, state or local law.

(a)
This Section 5 shall not release any claims related to or affect Executive’s (i) vested rights under the Company’s Section 401(k) plan, equity documents, or any other applicable plan or program in which Executive has accrued vested benefits or entitlements (whether pursuant to the terms of the Severance Plan or the revisions made by this Agreement), or Executive’s rights under this Agreement; (ii) rights as a stockholder of the Company; (iii) rights to be covered under applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of the Company and any of its affiliates; and (iv) rights with respect to any claims that may not be released under applicable law.
(b)
Executive agrees that the releases set forth in this Section 5 and the ADEA (as defined below) release set forth in Section 7 below are a complete release of all claims other than those set forth in Section 5(a) above, to the fullest extent permissible by law, that Executive may have against the Released Parties, with the exception of the Excluded Claims described in Section 9 below. In addition, nothing in this Agreement constitutes a waiver or release of Executive’s right to enforce this Agreement.
6.
Release of Claims by the Company Group. In consideration for, among other terms, Executive’s Release of Claims pursuant to Section 5, the Company Group voluntarily releases and forever discharges the Executive generally from any and all manner of actions, causes of actions, claims, debts, dues, distributions, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, in contract or in tort, based upon public policy, under statute or at common law, whether now known or unknown, which the Company Group ever had, now has or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of their relationship to the date that Executive signs this Agreement, including without limitation any claims arising from, or in any way relating to, Executive’s employment relationship with the Employer and/or the termination of Executive’s employment with the Employer that, as of the date when the Company Group signs this Agreement, the Company Group has, ever had, or now claims to have or have had against the Executive; provided that the Company Group does not release, and expressly preserves its right to bring, any claim that the Company Group may have against the Executive arising out of, or in any way relating to (a) the Executive’s continuing obligations under this Agreement; (b) fraudulent conduct, willful misconduct, breach of fiduciary duty, or conduct that also satisfies the elements of a criminal offense (other than stand-alone claims of simple negligence); (c) good-faith claims the Company Group has brought or may bring on behalf of its shareholders; and (d) any other claim or action that the Company is required to pursue under applicable law or regulation notwithstanding the granting of this release. The Company Group agrees that as of the date that the Company Group signs this Agreement, neither Albert Behler, Martin Bussmann, Paula Sutter, nor Gregory White have actual knowledge of any facts or circumstances that give rise to any claims under any of the exceptions outlined in this Section 6(a) – (d). The Company Group reserves its rights to enforce this Agreement.
7.
Acknowledgment of Waiver of Claims under ADEA. In further consideration of the Separation Benefits, Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and their implementing regulations, and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.

8.
Period for Review and Revocation; Effective Date. Executive has forty-five (45) calendar days from his receipt of this Agreement to review and consider whether to sign this Agreement (the “Review Period”). Changes, whether material or immaterial, do not restart the running of the Review Period. After signing this Agreement, Executive has seven calendar (7) days to revoke the Agreement in writing by timely delivering a signed copy of this Agreement and any revocation to the Paramount Group, May Lau, Senior Vice President, Human Resources, 1633 Broadway, New York, NY 10019; mlau@pgre.com. This Agreement will become effective on the eighth (8th) calendar day after Executive signs this Agreement (the “Effective Date”), so long as (i) Executive has not timely revoked it before that date and (ii) it has also been executed by an authorized Company Group representative, which shall not be unreasonably delayed. This Agreement will be null and void (and therefore the Separation Benefits will not be provided nor will the releases become effective) if not signed by Executive during the Review Period, or if signed but then timely revoked after signing it.
9.
Claims Not Released: Protected Disclosures. Notwithstanding the foregoing, the releases of claims set forth in Sections 5 and 6 do not release or waive (i) any of Executive’s vested rights under any of the Company Group’s employee benefit plans; (ii) any rights Executive has in the event of the Company Group’s breach of its obligations under this Agreement; (iii) any claims that cannot be released as a matter of law; (iv) Executive’s rights to challenge or seek a determination of the validity of the ADEA waiver set forth in Section 7 and (v) Executive’s rights under that certain Indemnification Agreement dated August 1, 2023 (the “Indemnification Agreement”), which shall survive in its entirety notwithstanding this Agreement.

In addition, nothing contained in this Agreement (including without limitation the releases in Sections 5 or 6, or the restrictions described in Section 11 limits Executive’s right to file a charge or complaint with, or participate in any investigation or proceeding (including by providing information or documents) conducted by, any federal, state or local governmental agency or commission (including without limitation the Equal Employment Opportunity Commission (“EEOC”), New York State Division of Human Rights (“NYSDHR”), the New York City Commission on Human Rights (“NYCCHR”), a Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”), the Occupational Safety and Health Administration (“OSHA”), with law enforcement or the attorney general (each a “Government Agency”). In addition, nothing contained in this Agreement limits Executive’s ability to communicate truthfully with any Government Agency, Executive’s attorney, or as otherwise required by a lawful subpoena, legal process or applicable law. However, if Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement, including the foregoing, limits any right Executive may have to receive a whistleblower award or bounty for information, such as from the SEC or OSHA. The foregoing claims and rights that Executive is not waiving as set forth in this Section 9 are referred to as the “Excluded Claims”).

10.
No Pending Lawsuits. Executive represents that Executive has no lawsuits or other judicial or administrative actions pending in Executive’s name, or on behalf of any other person or entity, against the Company Group or any of the other CG Releasees (other than before the SEC or OSHA, which Executive is not obligated to disclose). The Company represents that it has no lawsuits or other judicial or administrative actions pending against Executive.

11.
Ongoing Obligations. Executive acknowledges that Executive is, was, and will be bound by certain obligations during (and after) his employment, including, but not limited to, the restrictive covenants set forth in Section 4 of the Severance Plan. Executive agrees that he has abided by, and expressly reaffirms his ongoing obligations under, those obligations. Executive agrees that he will be bound by the following obligations, which shall survive the termination of his employment and for which the Separation Benefits provide adequate and additional consideration (together with Executive’s existing obligations, the “Ongoing Obligations”). For purposes of this Section 11, the “Company Group” shall include the Employer, Paramount LP and the Company and its direct and indirect corporate parents (including without limitation, Paramount Group, Inc. and Paramount Group Operating Partnership LP), subsidiaries, divisions, affiliates, and related companies (including, without limitation, their affiliated investment funds, joint ventures, and limited partnerships).
(a)
Confidential Information. Executive understands and agrees that his employment created a relationship of confidence and trust between him and the Company Group with respect to all Confidential Information (defined below). At all times, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company Group. As used in this Agreement, “Confidential Information” means information belonging to the Company Group which is of value to the Company Group in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company Group. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know how; software; market or sales information or plans; tenant lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company Group. Confidential Information includes information developed by Executive in the course of Executive’s employment by Employer, as well as other information to which Executive may have had access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company Group has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain or in any prospective employer’s possession, unless due to breach of Executive’s obligations under this Section 11(a).
(i)
Pursuant to the Defend Trade Secrets Act of 2016, and notwithstanding any other provision in this Agreement, the Severance Plan, or the Employee Handbook, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, if solely for the purpose of reporting or investigating a suspected violation of law; (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding; or (iii) to Executive’s attorney in connection with a lawsuit for retaliation by the Company Group for reporting a suspected violation of law (and the trade secret may be used in the court proceeding) as long as any document containing the trade secret is filed under seal, and the trade secret is not disclosed except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to make any disclosures as to which the Company Group or the Employer may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of a duly authorized officer of the Company Group or the Employer, except to the extent disclosure of such information is required under any applicable law, rule or regulation. In addition, nothing in this Agreement shall be interpreted or applied to prohibit Executive from making any good faith report to any Government Agency concerning any acts or omissions that Executive may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

(b)
Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, research, proposals, concepts, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during Executive’s employment with the Employer and that relate to the business or contemplated business, products, activities, research, or development of the Company Group or result from any work performed by Executive for the Employer or the Company Group (regardless of when or where the work product was prepared or whose equipment or other resources was used in preparing the same), and all printed, physical, and electronic copies, and all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company Group.
(i)
For purposes of this Agreement, the Company Group’s Work Product includes, but is not limited to, its information, plans, publications, research, strategies, techniques, agreements, documents, negotiations, know-how, company-developed or commissioned computer programs and computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, company-developed or commissioned market studies, formulae, notes, communications, algorithms, product plans and designs, styles, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes and results, specifications, customer, client, and current and prospective investor information and lists, manufacturing information, marketing information, advertising information, and sales information.
(ii)
Executive acknowledges that, by reason of being employed by the Company Group, to the fullest extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company Group. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company Group, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company Group’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company Group would have had in the absence of this Agreement.
(c)
Non-Competition. Executive agrees that he shall not, without the prior written consent of the Company Group, at any time during the period from the Effective Date until the date six (6) months after the Separation Date, directly or indirectly:
(i)
engage, participate or assist in, either individually or as an owner, partner, employee, consultant, director, officer, trustee, or agent of any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management, or leasing of office or retail property (the “Restricted Business”) in any of the Company Group’s Markets (as hereinafter defined) as of the Separation Date;

(ii)
intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company Group and any tenant, supplier, contractor, lender, employee, or governmental agency or authority; or
(iii)
call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the tenants or employees of the Company Group, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity.
(iv)
This Section 11(c) shall not be interpreted to prevent Executive from owning up to two percent (2%) of the outstanding stock of a public company engaged in any business described in Section 11(c)(i) acquiring, holding or exercising voting rights associated with Minority Interest Passive Investments. Notwithstanding anything contrary in this Section 11(c), Executive may be employed with a business engaging in the Restricted Business provided that Executive’s services do not include engaging in the Restricted Business or supervising, directly or indirectly, employees, contractors or consultants who engage in the Restricted Business. Further, notwithstanding anything to the contrary in this Section 11(c), it shall not be a violation of this Section 11(c) for Executive to engage in the private practice of law either individually or as a member of a law firm, or to otherwise provide legal services.
(v)
The following definitions apply to the terms used in this Paragraph 10:
a.
“Market” means an area covering a 25 mile radius around (i) any property or land owned by the Company Group or any affiliate of the Company Group (each, a “Paramount Entity”) under development by any Paramount Entity or with respect to which any Paramount Entity has an agreement or option to acquire a property, development or land or (ii) any property or development for which any Paramount Entity provides third party development or management services; provided that for any such property, development or land located in New York City, no such radial area shall extend beyond New York City.
b.
“Minority Interest Passive Investment” means an investment made through (i) the purchase of securities (including partnership interests) that represent a non-controlling, minority interest in an entity or (ii) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by Executive of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by Executive with such entity.
(d)
Company Group Property. Executive acknowledges that all documents, records, data, apparatus, equipment, and other property (whether in paper or electronic form), whether or not pertaining to Confidential Information, which were furnished to Executive by the Company Group, which were produced by Executive in connection with his employment, or which otherwise belong to the Company Group, are and remain the sole property of the Company Group. To the maximum extent permitted by law, Executive agrees to return to the Company Group all such materials and property as and when requested by the Company Group, but in any event no later than three (3) business days after the Effective Date if permissible by law. Executive agrees to not retain any such material or property or any copies thereof after the date of their return to the Company Group.
(e)
Nondisparagement. Executive agrees that he will not say or do anything to Disparage or discredit the Company Group or any related person, or to cause any disruption of business for the Company Group or any related person. The Company Group agrees that during the terms of employment or service with the Company of the Company’s current Chairman of the Board, Chief Executive Officer and President, and Chairs of the Nominating and Governance, Audit and Compensation

Committees, the aforementioned individuals shall not say or do anything to Disparage or discredit Executive in their employment or service capacities. The Company Group agrees that, promptly after the Effective Date, it shall instruct the Company’s Board as of the Effective Date, that it has an ongoing obligation to not say or do anything to Disparage or discredit Executive, in any manner whatsoever, including oral or written. “Disparage” means to make, publish or communicate any remark, comment, or statement (whether written or oral) that impugns the character, honesty, integrity, morality, or business acumen or abilities of the Executive, or of the Company Group in connection with any aspect of the operation of any of the Company Group’s business, in each case that reflects badly on the Executive or the Company Group or casts the Executive or the Company Group in a negative light, as applicable. This Section 11(f) shall not in any way affect Executive’s or any other person’s obligation to testify truthfully in any legal proceeding, to provide information in response to a request from a Government Agency or to lawfully compete in a manner not in violation of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed to limit or interfere with Executive’s right to make permitted disclosures as outlined in Sections 9 or 12 of this Agreement, or as required by law.

12.
No Cooperation. Subject to Section 9, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the CG Releasees with respect to the Executive Released Claims, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company Group upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees with respect to the Released Claims, Executive shall state no more than that Executive cannot provide counsel or assistance. Executive agrees that following Executive’s execution of this Agreement, at the Company Group’s request, Executive shall assist and advise the Company Group in any investigation that may be performed by or on behalf of the Company Group or any Government Agency and any litigation or other legal proceeding in which the Company Group may be or become involved. Such assistance shall include Executive making himself reasonably available for interviews by the Company Group or its counsel, depositions, and/or court appearances, at the Company Group’s request. Executive further agrees that, to the extent permitted by law, Executive will notify the Company Group promptly in the event that Executive is served with a subpoena (other than a subpoena issued by a Government Agency), or in the event that Executive is asked to provide a third party (other than a Government Agency) with information concerning any actual or potential complaint or claim against the Company Group. In the event the Company Group seeks cooperation from Executive, the Company Group shall reimburse Executive for his time at a rate of one-hundred ninety-five dollars ($195.00) per hour and for reasonable, out-of-pocket expenses incurred by Executive at the Company Group’s request, consistent with the Company’s generally applicable policies for reimbursement of employee expenses. Executive shall be responsible for any tax liability incurred in connection with the payment provided by this Section 12. Nothing in this Agreement does, is intended to, or should be construed to, limit or interfere with Executive’s right or legal obligation to make disclosures to a Government Agency, and the timing of those disclosures, as outlined throughout this Agreement, or to otherwise cooperate with any investigation by a Government Agency.
13.
References. Executive agrees to direct potential employers only to the Senior Vice President of Human Resources, Ms. May Lau (or any subsequent Senior Vice President of Human Resources), for an employment reference. In response to any employment reference request, the Company Group will provide only Executive’s dates of employment and last position held.
14.
Breach of Agreement. Executive acknowledges and agrees that Executive’s breach of this Agreement shall entitle the Company Group immediately to cease providing and/or to recover the Separation Benefits in addition to any other legal or equitable remedies it may have. If either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party (meaning the Party who received substantially the relief sought) shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action, not to exceed fifty-thousand dollars ($50,000) in the aggregate. Notwithstanding the foregoing, this provision permitting recovery of the Separation Benefits and costs and expenses does not apply to Executive’s right to challenge the validity of the waiver of claims pursuant to the Older Workers Benefit Protection Act (OWBPA) with respect to claims under the Age Discrimination in Employment Act (ADEA) as described in Section 7.

15.
No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by both Parties, as outlined in this Agreement. No action taken by either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to each other or to any third party.
16.
Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation and negotiation of this Agreement, except that the Company agrees to reimburse Executive thirty-thousand dollars ($30,000.00) for attorney’s fees and related costs.
17.
Tax Consequences. The Company Group makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement.
18.
Authority. The Company Group represents and warrants that the undersigned has the authority to act on behalf of the Company Group and to bind the Company Group and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.
19.
Severability. In the event that any provision or any portion of any provision in this Agreement or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction to be illegal. unenforceable, or void, then this Agreement shall continue in full force and effect without said provision or portion of provision; provided, however that if Sections 5 or 6 (Release of Claims), Section 7 (Acknowledgment of Waiver of Claims under ADEA), Section 10 (No Pending Lawsuits), Section 11 (Ongoing Obligations) is declared illegal, unenforceable or void, then the Parties agree to amend such provisions or have the court amend such provisions so that such provision is valid and enforceable to the greatest extent permitted by law because this Agreement was entered into with the expectation that such provisions would be fully enforceable.
20.
Entire Agreement. This Agreement represents the entire agreement and understanding between the Company Group and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company Group and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company Group, other than Executive’s rights under the Indemnification Agreement, subject to this Agreement. The restrictive covenant terms set forth in this Agreement supplement and run concurrently with, and do not supersede nor in any way diminish, any other restrictive covenants set forth in agreements between Executive and the Company and/or Employer and/or Paramount LP or any of their subsidiaries or affiliates.

21.
No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized representative of the Company Group.
22.
Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the State of New York.
23.
Counterparts. This Agreement may be executed in one or more counterparts and by facsimile or other electronic format, and each counterpart and facsimile or other electronic format shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Counterparts may be delivered via electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., Docusign), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
24.
Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company Group or any third party. Executive specifically acknowledges that:
(a)
Executive has carefully read this Agreement and understands the terms and consequences of signing this agreement and of the releases, as well as the Ongoing Obligations provisions it contains;
(b)
the Separation Benefits given for the releases and waivers and other promises and covenants made by Executive pursuant to this Agreement (including the Ongoing Obligations) are in addition to anything of value to which Executive was already entitled;
(c)
nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination of the validity of the ADEA waiver and release, not does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by law;
(d)
Neither Party has relied on any representations or statements made by the other Party or its representatives that are not specifically set forth in this Agreement in deciding to sign this Agreement;
(e)
Executive is being provided 45 calendar days from receipt of this Agreement to review and consider this Agreement, along with the disclosure set forth in Exhibit B to this Agreement (although Executive may voluntarily sign it sooner), and seven (7) calendar days after signing it to revoke the Agreement and if Executive signs the Agreement and returns it to the Company Group prior to the expiration of the Review Period, he did so freely and voluntarily;
(f)
Executive is hereby advised of his right to be represented by legal counsel of Executive’s own choice or has elected not to retain legal counsel in connection with the preparation, negotiation and execution of this Agreement; and
(g)
Executive is fully aware of the legal and binding effect of this Agreement.

[Signature page follows; Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

/s/ Gage Johnson
Gage Johnson
Date: 8/1/2025

PARAMOUNT GROUP, INC.

By: /s/ Ermelinda Berberi
Name: Ermelinda Berberi
Title: EVP, CFO & Treasurer
Date: 8/4/2025

PARAMOUNT GROUP OPERATING PARTNERSHIP L.P.

By: /s/ Ermelinda Berberi
Name: Ermelinda Berberi
Title: EVP, CFO & Treasurer
Date: 8/4/2025

PARAMOUNT GROUP MANAGEMENT L.P.

By: /s/ Ermelinda Berberi
Name: Ermelinda Berberi
Title: EVP, CFO & Treasurer
Date: 8/4/2025

Signature Page to
Separation Agreement and General Release

SCHEDULE A

Schedule of Severance Payments and Benefits

Severance Entitlements

1. Severance Payment (Section 3(a)): $905,000 (1X current base salary plus the amount of your 2024 cash bonus payment)

2. Health Care Payment (Section 3(b)): $73,011

Equity Incentives

Time-Based LTIP Units

1.
Grant date 1/13/2022 - 3,825 units scheduled to vest on 2/15/2026.

2. Grant date 1/25/2023 - 2,209 units scheduled to vest on 2/15/2026.

3. Grant date 1/25/2023 - 5,767 units scheduled to vest on 2/15/2026 and 5,767 units scheduled to vest on 2/15/27.

4. Grant date 9/8/2023 - 61,910 units scheduled to vest on 10/1/2026 and 61,911 units scheduled to vest on 10/1/27.

5. Grant date 2/29/2024 - 12,285 units scheduled to vest on 2/15/2026 and 6,143 units scheduled to vest on 2/15/27.

Time-Based AOLTIP Units

6. Grant date 1/13/2022 – 13,904 units scheduled to vest on 2/15/2026.

7. Grant date 1/25/2023 - 17,966 units scheduled to vest on 2/15/2026 and 17,967 units scheduled to vest on 2/15/2027.

Performance-Based LTIP Units

8. Grant Date 1/13/2022 - 8,866 units scheduled to time vest on 12/31/2025, performance vesting conditions satisfied.

9. Grant Date 1/25/2023 - 98,500 units scheduled to time vest on 12/31/2026, subject to the satisfaction of performance vesting conditions.

Performance-Based AOLTIP Units

10. Grant Date 9/8/2023 - 70,961 units scheduled to time vest on 10/1/26, subject to the satisfaction of performance vesting conditions, and 283,846 units scheduled to time vest on 10/1/27, subject to the satisfaction of performance vesting conditions.

Vested but Unexercised AOLTIP Units - 143,269 units.

Vested but Unexercised Non-Qualified Stock Options - 21,378 units

EXHIBIT B

You and other employees are eligible to receive separation benefits under a Separation Agreement and Release (the “Agreement”). You have been given a copy of the Agreement, which sets forth its eligibility requirements. To receive separation benefits under the Agreement, you must sign and not revoke the Agreement and you must return it to May Lau, Senior Vice President, Human Resources, 1633 Broadway, New York, NY 10019, m1au@pgre.com within the time specified in the Agreement.

Executive Officers of the Company were considered for termination. In selecting individuals from the decisional unit, the Company considered the Executive Officers’ performance and fulfillment of their duties.

The following chart lists the job titles and ages of individuals on at the Company who were and were not selected for termination and offered consideration for signing the waiver:

Job Title	Age	Selected for Termination?
Chief Operating Officer, Chief Financial Officer and Treasurer	47	Yes
Executive Vice President, Head of Real Estate	48	No
Senior Vice President, General Counsel and Secretary	63	Yes
Senior Vice President, Chief Accounting Officer	44	No